Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact: Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION ANNOUNCES
A 12 COMMUNITY ASSISTED LIVING TRANSACTION
DALLAS — (BUSINESS WIRE) —June 28, 2010— Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that it has entered into a definitive agreement with Signature Assisted Living of Texas, LLC (“Signature”) to acquire Signature’s interests in 12 leases with Health Care REIT, Inc. (NYSE:HCN). The 12 leased communities are high-quality purpose-built assisted living and memory care facilities located in Texas. The transaction is expected to close in the third quarter of 2010, subject to further due diligence, customary closing conditions and approvals.
The Signature communities have approximately 677 units and include 532 units of assisted living and 145 units of memory care, with a combined capacity of 764 residents. The communities average less than three years of age. In June of this year, financial occupancy at the combined communities was approximately 91%. The twelve Signature communities will bring to 29 the total number of communities the Company operates in Texas.
“We believe this transaction is very strategic and will create tremendous value for our shareholders by increasing the Company’s CFFO by approximately $2.3 million or $0.09 per share” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Upon closing the transaction, the Company will operate a significantly larger platform in Texas and benefit from the clustering of communities. The portfolio is extremely complementary to our existing footprint and provides additional opportunities to achieve operating leverage and synergies. Furthermore, we are pleased to complete our third transaction with HCN and continue to strengthen our relationship.”
Annualizing the 12 senior housing communities’ revenues as of May 2010 yields approximately $30.3 million, with EBITDAR of approximately $13.5 million net of incremental general and administrative expenses. The annual payment due to HCN is expected to be $8.9 million. Consequently, EBITDAR is expected to exceed the annual cash payment due HCN by approximately $4.6 million.
The Company expects to begin consolidating the revenues and expenses of the twelve communities on its income statement, along with the additional expenses related to this transaction, in the third quarter of 2010, subject to lender and regulatory approvals and other customary closing conditions.

Capital / page 2
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place. The Company currently operates 66 senior living communities in 23 states with an aggregate capacity of approximately 10,000 residents.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, adjusted CFFO, adjusted CFFO per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.

Capital / page 3
Pro Forma May 2010 Annualized
Non-GAAP Reconciliation
($ millions)

Annualized(1)
Adjusted EBITDAR
Net Income from Operations	$5.8
Depreciation & Amortization	0.1
Signature Lease expense	7.9

Adjusted EBITDAR	$13.8

Adjusted EBITDAR Margin
Adjusted EBITDAR	$13.8
Total Revenues	30.3

Adjusted EBITDAR Margin	45.5%

Adjusted CFFO
Adjusted EBITDAR	$13.8
Incremental G&A expense	(0.3)
Payment to HCN	(8.9)
Recurring Capital Expenditures	(0.3)
Income Tax expense	(2.0)

Adjusted CFFO	$2.3

Adjusted CFFO per share	$0.09

Diluted shares outstanding	26.6

(1)	Represents Signature’s results, for the 12 communities whose leases the Company is acquiring an interest in, for the month ended May 31, 2010. The adjusted numbers were then annualized to represent a full year.
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